SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) – April 16, 2007
BELL INDUSTRIES, INC.
(Exact name of Registrant as specified in its Charter)

California	001-11471	95-2039211

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8888 Keystone Crossing, Suite #1700, Indianapolis, IN		46240

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (317) 704-6000
Not Applicable
(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 16, 2007, Bell Industries, Inc. (the “Company”) amended the Asset Purchase Agreement (the “Agreement”), dated November 10, 2006 between the Company and Skytel Corp. (“SkyTel”), an indirect subsidiary of Verizon Communications Inc., providing for the Company’s purchase of substantially all of the assets of SkyTel for $23,000,000, subject to certain post closing adjustments. The amendment amends the date by which the Company is obligated to deliver its allocation of the purchase price for tax purposes.
     Also, on April 16, 2007, the Company paid SkyTel approximately $7.5 million in respect of a post closing purchase price adjustment, in accordance with the terms of the Agreement. The purchase price adjustment included (i) approximately $7 million in respect of excess working capital of the business as of January 31, 2007; (ii) approximately $341,000 in respect of prepaid use tax liabilities paid by SkyTel; and (iii) accrued interest due on such amounts through the date of payment.
     The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

10.1-	Amendment No. 3 to the Asset Purchase Agreement, dated as of April 16, 2007 between Verizon Clinton Center Drive Corp F/K/A Skytel Corp., a Delaware corporation, and Bell Industries, Inc., a California corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BELL INDUSTRIES, INC.

Date: April 20, 2007	By:	/s/ Kevin J. Thimjon

	Name:	Kevin J. Thimjon
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 3 to the Asset Purchase Agreement, dated as of April 16, 2007 between Verizon Clinton Center Drive Corp F/K/A Skytel Corp., a Delaware corporation, and Bell Industries, Inc., a California corporation.